Exhibit 99.1

Mercantile Bank Corporation Announces Strong Fourth Quarter and Full Year 2019 Results

Improved profitability stemming from increased net interest income and mortgage banking activity income highlight 2019

GRAND RAPIDS, Mich., January 21, 2020 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $13.3 million, or $0.81 per diluted share, for the fourth quarter of 2019, compared with net income of $11.6 million, or $0.70 per diluted share, for the respective prior-year period. For the full year 2019, Mercantile reported net income of $49.5 million, or $3.01 per diluted share, compared with net income of $42.0 million, or $2.53 per diluted share, for the full year 2018.

Net gains and losses on sales and write-downs of former branch facilities decreased reported net income during the fourth quarter of 2019 by approximately $0.3 million, or $0.02 per diluted share. Interest income related to purchased loan accounting entries increased net income during the fourth quarter of 2019 by $0.2 million, or $0.01 per diluted share, and net income during the fourth quarter of 2018 by $0.5 million, or $0.03 per diluted share. Excluding the impacts of these transactions, diluted earnings per share increased $0.15, or 22.4 percent, during the fourth quarter of 2019 compared to the respective 2018 period.

Bank owned life insurance claims and the net impact of gains and losses on sales and write-downs of former branch facilities increased reported net income during 2019 by approximately $2.7 million, or $0.16 per diluted share. Interest income related to purchased loan accounting entries increased net income during 2019 by $1.1 million, or $0.07 per diluted share, and net income during 2018 by $3.2 million, or $0.19 per diluted share. Excluding the impacts of these transactions, diluted earnings per share increased $0.44, or 18.8 percent, during 2019 compared to 2018.

Fourth quarter and full year highlights include:

●	Strong earnings and capital position
●	Solid growth in key fee income categories
●	Controlled overhead costs
●	Strong asset quality
●	Net loan growth of $104 million, or nearly 4 percent, during the full year
●	Sustained strength in commercial and residential mortgage loan pipelines
●	Announced first quarter 2020 regular cash dividend of $0.28 per common share, an increase of 3.7 percent from the regular cash dividend paid during the fourth quarter of 2019

“We are very pleased to report another year of strong operating performance,” said Robert B. Kaminski, Jr., President and Chief Executive Officer of Mercantile. “Our robust financial results during 2019 reflect continued growth in the loan portfolio, increases in certain noninterest income revenue streams, controlled overhead costs, and sound asset quality. Based on our strong capital position and healthy commercial loan and residential mortgage loan pipelines and prospects, we believe that the solid financial performance achieved during 2019 will continue in future periods.”

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $38.5 million during the fourth quarter of 2019, up $2.3 million, or 6.3 percent, from the prior-year fourth quarter. Reflecting a higher level of earning assets, net interest income of $31.2 million during the fourth quarter of 2019 was up $0.4 million, or 1.1 percent, from the fourth quarter of 2018. Total revenue was $151 million during the full year 2019, up $12.4 million, or 8.9 percent, from 2018. Net interest income was $125 million in 2019, up $4.5 million, or 3.7 percent, from the prior year, reflecting an increase in earning assets.

The net interest margin was 3.63 percent in the fourth quarter of 2019. The yield on average earning assets equaled 4.61 percent during the fourth quarter of 2019, down from 4.80 percent during the respective 2018 period mainly due to a change in earning asset mix and a lower interest rate environment. Lower-yielding average interest-earning deposit balances represented 5.2 percent of average earning assets during the current-year fourth quarter, up from 1.0 percent during the prior-year fourth quarter. The elevated level of interest-earning deposits primarily reflected seasonal deposits from municipal customers and several large commercial loan paydowns. A lower commercial loan yield, primarily reflecting the negative impact of reduced interest rates on variable-rate commercial loans stemming from the Federal Open Market Committee’s (“FOMC”) lowering of the targeted federal funds rate by 25 basis points in each of July, September, and October 2019, also contributed to the decreased yield on average earning assets. The cost of funds equaled 0.98 percent during the fourth quarter of 2019, up from 0.82 percent during the prior-year fourth quarter mainly due to a change in funding mix and an increased cost of time deposits. The change in funding mix primarily reflected increased reliance on more costly wholesale funds during the fourth quarter of 2018 and January 2019, which was necessitated by various funding requirements, including ongoing loan growth and seasonal deposit withdrawals by certain business customers for bonus and tax payments.

The net interest margin was 3.75 percent in 2019. The yield on average earning assets was 4.77 percent during 2019, up from 4.68 percent during 2018. The higher yield on average earning assets primarily resulted from an increased yield on commercial loans, which equaled 5.21 percent during 2019 compared to 5.11 percent during 2018. The increased yield on commercial loans mainly reflected higher interest rates on variable-rate commercial loans resulting from the FOMC raising the targeted federal funds by 25 basis points in each of March, June, September, and December 2018. The positive impact of these rate increases more than offset the negative impact of decreased interest rates on variable-rate commercial loans stemming from the FOMC lowering the targeted federal funds rate by 25 basis points in each of July, September, and October 2019. The cost of funds equaled 1.02 percent during 2019, up from 0.72 percent during 2018 primarily due to increased costs of time deposits and borrowed funds and a change in funding mix. As noted previously, increased reliance on more costly wholesale funds, most of which occurred during the fourth quarter of 2018 and January 2019, was necessitated by various funding requirements.

The collection of certain commercial loan prepayment fees and the recording of accelerated discount accretion on called bonds positively impacted the net interest margin during the fourth quarter of 2019 and full year 2019, while a higher-than-desired level of interest-earning deposits negatively impacted the margin during both periods. Excluding the impacts of these factors, the net interest margin was 3.53 percent and 3.74 percent during the fourth quarter of 2019 and full year 2019, respectively.

Net interest income and the net interest margin during the fourth quarters of 2019 and 2018, and full years 2019 and 2018, were affected by purchase accounting accretion and amortization associated with fair value measurements. Increases in interest income on loans totaling $0.3 million and $0.6 million were recorded during the fourth quarters of 2019 and 2018, respectively, and increases of $1.4 million and $4.0 million were recorded during 2019 and 2018, respectively. Purchased loan accretion amounts vary from period to period as a result of periodic cash flow re-estimations, loan payoffs, and payment performance.

Mercantile recorded a negative $0.7 million provision for loan losses during the fourth quarter of 2019, primarily reflecting certain commercial loan paydowns and net loan recoveries being recorded during the period. No provision expense was recorded during the fourth quarter of 2018 as the positive impact of net loan recoveries offset increased reserve allocations necessitated by loan growth and changes in certain loan loss reserve environmental factors. During 2019, Mercantile recorded a provision for loan losses of $1.8 million, compared to a provision of $1.1 million during 2018. The provision expense recorded during both 2019 and 2018 mainly reflected ongoing net loan growth; in addition, the provision expense recorded during 2018 depicts increased allocations related to changes in certain environmental factors. The amount of provision expense necessitated by net loan growth during 2018 was partially mitigated by net loan recoveries being recorded during the period.

Noninterest income during the fourth quarter of 2019 was $7.3 million, which included a $0.3 million gain on the sale of a former branch facility. Noninterest income during the prior-year fourth quarter was $5.4 million, which included a $0.9 million accounting adjustment related to mortgage banking activities in prior years. Excluding the aforementioned transactions, noninterest income increased $2.6 million, or 57.9 percent, during the fourth quarter of 2019 compared to the respective 2018 period. Noninterest income during 2019 was $27.0 million, compared to $19.0 million during 2018. Noninterest income during 2019 included bank owned life insurance claims totaling $2.6 million and gains on the sales of former branch facilities totaling $0.8 million, while noninterest income during 2018 included the previously-mentioned $0.9 million accounting adjustment associated with mortgage banking activities. Excluding these transactions, noninterest income increased $5.4 million, or 29.9 percent, during 2019 compared to 2018. The improved level of noninterest income in both 2019 periods compared to the respective 2018 periods primarily resulted from increased mortgage banking activity income stemming from the success of continuing strategic initiatives designed to increase market presence, along with a higher level of refinance activity resulting from a decrease in residential mortgage loan interest rates and a higher percentage of originated loans being sold. Growth in credit and debit card income, service charges on accounts, and payroll processing fees also contributed to the improved noninterest income in both 2019 periods.

Noninterest expense totaled $23.3 million during the fourth quarter of 2019, up $1.4 million, or 6.3 percent, from the prior-year fourth quarter. Noninterest expense during 2019 was $89.3 million, an increase of $3.1 million, or 3.6 percent, from the $86.2 million expensed during 2018. The higher level of expense in the 2019 periods primarily resulted from increased salary costs, mainly reflecting annual employee merit pay increases and higher mortgage loan originator commissions. Increased stock-based compensation also contributed to the higher level of noninterest expense in the current-year fourth quarter compared to the respective 2018 period.

“The noteworthy increase in mortgage banking activity income depicts the success of continuing strategic initiatives that were created to enhance market share, an increase in the percentage of originated residential mortgage loans being sold, and a higher level of refinance activity resulting from decreased residential mortgage loan interest rates,” continued Mr. Kaminski. “Based on our current residential mortgage loan pipeline and projections, we believe mortgage banking activity income will be solid during 2020. We are also pleased with the increases in other key fee income categories. Our focus on meeting growth objectives in a cost-conscious manner has not wavered.”

Balance Sheet

As of December 31, 2019, total assets were $3.63 billion, up $269 million, or 8.0 percent, from December 31, 2018. Interest-earning deposits and total loans increased $170 million and $104 million, respectively, over the same time period. The growth in interest-earning deposits mainly stemmed from certain deposit-gathering initiatives, an increase in wholesale funds, and several large commercial loan paydowns. As of December 31, 2019, unfunded commitments on commercial construction and development loans totaled approximately $105 million, which are expected to be largely funded over the next 12 to 18 months.

Ray Reitsma, President of Mercantile Bank of Michigan, noted, “We are pleased with the net loan growth and level of new commercial term loan originations during 2019. Net loan growth during the year depicts increases in both commercial loans and residential mortgage loans. All commercial loan segments, with the exception of the multi-family and residential rental segment, grew during the year. The solid growth in commercial loans reflects our lending staff’s ongoing focus on identifying new lending opportunities in our markets and meeting the needs of existing customers, while growth in residential mortgage loans depicts the success of various strategic initiatives that were implemented to increase our market presence. The net growth in the commercial portfolio during 2019 was achieved despite a contraction of nearly $67 million in the portfolio during the fourth quarter stemming from an unusually high level of payoffs. The payoffs primarily reflected instances in which we remained committed to credit quality and margin preservation, along with a few situations involving larger borrowing relationships that refinanced the underlying real estate with secondary market credit participants that offered long-term, fixed rate non-recourse financing options. Based on our current loan pipelines and additional lending opportunities conveyed by our commercial lenders, we are confident that we can continue to grow the commercial loan and residential loan portfolios in future periods.”

As of December 31, 2019, commercial and industrial loans and owner-occupied commercial real estate loans combined represented approximately 58 percent of total commercial loans, a level that has remained relatively consistent and in line with internal expectations.

Total deposits at December 31, 2019, were $2.69 billion, up $227 million from December 31, 2018. Local deposits and brokered deposits were up $206 million and $20.2 million, respectively, during 2019. The growth in local deposits was mainly driven by a special time deposit campaign that was introduced mid first quarter and ended in early April, along with increases in business money market accounts and noninterest-bearing checking accounts. The growth in noninterest-bearing checking accounts primarily reflected new commercial loan relationships. Wholesale funds were $487 million, or approximately 15 percent of total funds, as of December 31, 2019, compared to $474 million, or approximately 16 percent of total funds, as of December 31, 2018.

Asset Quality

Nonperforming assets at December 31, 2019, were $2.7 million, or 0.1 percent of total assets, compared to $5.0 million, or 0.2 percent of total assets, at December 31, 2018. The level of past due loans remains nominal, and loan relationships on the internal watch list declined in number and dollar volume during 2019. During the fourth quarter of 2019, loan charge-offs totaled $0.1 million while recoveries of prior period loan charge-offs equaled $0.3 million, providing for net loan recoveries of $0.2 million, or 0.02 percent of average total loans. During 2019, loan charge-offs totaled $0.9 million while recoveries of prior period loan charge-offs equaled $0.7 million, providing for net loan charge-offs of $0.2 million, or 0.01 percent of average total loans.

Capital Position

Shareholders’ equity totaled $417 million as of December 31, 2019, an increase of $41.3 million from year-end 2018. The Bank’s capital position remains above “well-capitalized” with a total risk-based capital ratio of 13.0 percent as of December 31, 2019, compared to 12.3 percent at December 31, 2018. At December 31, 2019, the Bank had approximately $97 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 16,425,136 total shares outstanding at December 31, 2019.

As announced in May 2019, Mercantile instituted a $20 million common stock repurchase program in conjunction with the completion of its existing program that was introduced in January 2015 and later expanded in April 2016. During 2019, Mercantile repurchased approximately 233,000 shares for $7.2 million, or a weighted average all-in cost per share of $30.79, under the former and new programs on a combined basis. During the period of January 2015 through December 31, 2019, Mercantile repurchased approximately 1.4 million shares for $32.6 million, or a weighted average all-in cost per share of $23.47, under the former and new programs on a combined basis.

Mr. Kaminski concluded, “Our strong operating performance during 2019 has positioned us to meet growth objectives and further build shareholder value. As depicted by our ongoing cash dividend program, including the announcement of an increased first quarter 2020 regular cash dividend earlier today, we remain focused on providing shareholders with a competitive dividend yield and committed to enhancing shareholder value. Our banking philosophy, which entails developing mutually-beneficial relationships and offering market-leading products and services through efficient delivery channels, has continued to successfully attract new customers and allowed us to retain existing customers. We are excited about Mercantile’s future and look forward to sound financial performance in 2020.”

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $3.6 billion and operates 40 banking offices. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

Robert B. Kaminski, Jr.	Charles Christmas
President and CEO	Executive Vice President and CFO
616-726-1502	616-726-1202
rkaminski@mercbank.com	cchristmas@mercbank.com

MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	DECEMBER 31,	DECEMBER 31,	DECEMBER 31,
	2019	2018	2017
ASSETS
Cash and due from banks	$53,262,000	$64,872,000	$55,127,000
Interest-earning deposits	180,469,000	10,482,000	144,974,000
Total cash and cash equivalents	233,731,000	75,354,000	200,101,000

Securities available for sale	334,655,000	337,366,000	335,744,000
Federal Home Loan Bank stock	18,002,000	16,022,000	11,036,000

Loans	2,856,667,000	2,753,085,000	2,558,552,000
Allowance for loan losses	(23,889,000)	(22,380,000)	(19,501,000)
Loans, net	2,832,778,000	2,730,705,000	2,539,051,000

Premises and equipment, net	57,327,000	48,321,000	46,034,000
Bank owned life insurance	70,297,000	69,647,000	68,689,000
Goodwill	49,473,000	49,473,000	49,473,000
Core deposit intangible, net	3,840,000	5,561,000	7,600,000
Other assets	32,812,000	31,458,000	28,976,000

Total assets	$3,632,915,000	$3,363,907,000	$3,286,704,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$924,916,000	$889,784,000	$866,380,000
Interest-bearing	1,765,468,000	1,573,924,000	1,655,985,000
Total deposits	2,690,384,000	2,463,708,000	2,522,365,000

Securities sold under agreements to repurchase	102,675,000	103,519,000	118,748,000
Federal Home Loan Bank advances	354,000,000	350,000,000	220,000,000
Subordinated debentures	46,881,000	46,199,000	45,517,000
Accrued interest and other liabilities	22,414,000	25,232,000	14,204,000
Total liabilities	3,216,354,000	2,988,658,000	2,920,834,000

SHAREHOLDERS' EQUITY
Common stock	305,035,000	308,005,000	309,772,000
Retained earnings	107,831,000	75,483,000	60,132,000
Accumulated other comprehensive income/(loss)	3,695,000	(8,239,000)	(4,034,000)
Total shareholders' equity	416,561,000	375,249,000	365,870,000

Total liabilities and shareholders' equity	$3,632,915,000	$3,363,907,000	$3,286,704,000

MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED	TWELVE MONTHS ENDED	TWELVE MONTHS ENDED
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
INTEREST INCOME
Loans, including fees	$36,257,000	$34,676,000	$145,816,000	$131,763,000
Investment securities	2,563,000	2,347,000	10,150,000	8,975,000
Other interest-earning assets	744,000	172,000	2,371,000	1,243,000
Total interest income	39,564,000	37,195,000	158,337,000	141,981,000

INTEREST EXPENSE
Deposits	5,358,000	3,949,000	21,264,000	13,869,000
Short-term borrowings	51,000	92,000	295,000	273,000
Federal Home Loan Bank advances	2,226,000	1,513,000	8,977,000	4,647,000
Other borrowed money	761,000	823,000	3,267,000	3,110,000
Total interest expense	8,396,000	6,377,000	33,803,000	21,899,000

Net interest income	31,168,000	30,818,000	124,534,000	120,082,000

Provision for loan losses	(700,000)	0	1,750,000	1,100,000

Net interest income after provision for loan losses	31,868,000	30,818,000	122,784,000	118,982,000

NONINTEREST INCOME
Service charges on accounts	1,178,000	1,099,000	4,584,000	4,358,000
Credit and debit card income	1,528,000	1,399,000	5,925,000	5,354,000
Mortgage banking income	3,194,000	994,000	8,485,000	4,109,000
Payroll services	399,000	335,000	1,626,000	1,462,000
Earnings on bank owned life insurance	319,000	318,000	3,886,000	1,287,000
Other income	694,000	1,225,000	2,450,000	2,440,000
Total noninterest income	7,312,000	5,370,000	26,956,000	19,010,000

NONINTEREST EXPENSE
Salaries and benefits	13,851,000	12,884,000	53,833,000	50,910,000
Occupancy	1,972,000	1,662,000	7,061,000	6,711,000
Furniture and equipment	698,000	681,000	2,583,000	2,470,000
Data processing costs	2,381,000	2,141,000	9,235,000	8,557,000
Other expense	4,433,000	4,590,000	16,568,000	17,522,000
Total noninterest expense	23,335,000	21,958,000	89,280,000	86,170,000

Income before federal income tax expense	15,845,000	14,230,000	60,460,000	51,822,000

Federal income tax expense	2,528,000	2,657,000	11,004,000	9,798,000

Net Income	$13,317,000	$11,573,000	$49,456,000	$42,024,000

Basic earnings per share	$0.81	$0.70	$3.01	$2.53
Diluted earnings per share	$0.81	$0.70	$3.01	$2.53

Average basic shares outstanding	16,373,458	16,594,412	16,405,159	16,600,612
Average diluted shares outstanding	16,375,740	16,600,108	16,409,135	16,606,416

MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2019	2019	2019	2019	2018
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2019	2018
EARNINGS
Net interest income	$31,168	31,605	31,116	30,645	30,818	124,534	120,082
Provision for loan losses	$(700)	700	900	850	0	1,750	1,100
Noninterest income	$7,312	6,676	6,334	6,632	5,370	26,956	19,010
Noninterest expense	$23,335	22,027	22,087	21,830	21,958	89,280	86,170
Net income before federal income tax expense	$15,845	15,554	14,463	14,597	14,230	60,460	51,822
Net income	$13,317	12,600	11,715	11,824	11,573	49,456	42,024
Basic earnings per share	$0.81	0.77	0.71	0.72	0.70	3.01	2.53
Diluted earnings per share	$0.81	0.77	0.71	0.72	0.70	3.01	2.53
Average basic shares outstanding	16,373,458	16,390,203	16,428,187	16,429,571	16,594,412	16,405,159	16,600,612
Average diluted shares outstanding	16,375,740	16,393,078	16,434,714	16,435,176	16,600,108	16,409,135	16,606,416

PERFORMANCE RATIOS
Return on average assets	1.45%	1.38%	1.33%	1.39%	1.39%	1.39%	1.28%
Return on average equity	12.87%	12.39%	12.08%	12.75%	12.40%	12.52%	11.33%
Net interest margin (fully tax-equivalent)	3.63%	3.71%	3.79%	3.88%	3.98%	3.75%	3.96%
Efficiency ratio	60.64%	57.54%	58.98%	58.56%	60.68%	58.93%	61.95%
Full-time equivalent employees	619	624	652	631	630	619	630

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	5.01%	5.06%	5.18%	5.21%	5.08%	5.11%	5.01%
Yield on securities	2.90%	2.99%	2.85%	2.82%	2.80%	2.89%	2.69%
Yield on other interest-earning assets	1.65%	2.15%	2.38%	2.40%	2.20%	2.07%	1.79%
Yield on total earning assets	4.61%	4.73%	4.85%	4.89%	4.80%	4.77%	4.68%
Yield on total assets	4.31%	4.42%	4.53%	4.56%	4.46%	4.45%	4.35%
Cost of deposits	0.79%	0.83%	0.85%	0.77%	0.63%	0.81%	0.56%
Cost of borrowed funds	2.36%	2.35%	2.40%	2.43%	2.22%	2.39%	2.06%
Cost of interest-bearing liabilities	1.47%	1.52%	1.55%	1.47%	1.26%	1.50%	1.08%
Cost of funds (total earning assets)	0.98%	1.02%	1.06%	1.01%	0.82%	1.02%	0.72%
Cost of funds (total assets)	0.91%	0.95%	0.99%	0.94%	0.76%	0.95%	0.67%

PURCHASE ACCOUNTING ADJUSTMENTS
Loan portfolio - increase interest income	$316	327	569	211	603	1,423	4,037
Trust preferred - increase interest expense	$171	171	171	171	171	684	684
Core deposit intangible - increase overhead	$397	397	450	477	477	1,721	2,040

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$110,611	132,852	80,205	44,932	44,448	368,600	214,246
Purchase mortgage loans originated	$49,407	61,839	41,986	29,891	29,729	183,123	143,809
Refinance mortgage loans originated	$61,204	71,013	38,219	15,041	14,719	185,477	70,437
Total mortgage loans sold	$81,590	104,890	49,396	21,502	21,805	257,378	96,445
Net gain on sale of mortgage loans	$3,062	2,886	1,419	698	829	8,065	3,525

CAPITAL
Tangible equity to tangible assets	10.15%	9.67%	9.82%	9.41%	9.68%	10.15%	9.68%
Tier 1 leverage capital ratio	11.28%	11.08%	11.17%	11.16%	11.41%	11.28%	11.41%
Common equity risk-based capital ratio	11.00%	10.53%	10.47%	10.46%	10.41%	11.00%	10.41%
Tier 1 risk-based capital ratio	12.36%	11.87%	11.82%	11.84%	11.80%	12.36%	11.80%
Total risk-based capital ratio	13.09%	12.60%	12.55%	12.56%	12.50%	13.09%	12.50%
Tier 1 capital	$405,148	395,010	388,788	379,334	373,721	405,148	373,721
Tier 1 plus tier 2 capital	$429,038	419,424	412,841	402,469	396,102	429,038	396,102
Total risk-weighted assets	$3,276,754	3,327,723	3,289,958	3,204,295	3,167,655	3,276,754	3,167,655
Book value per common share	$25.36	24.93	24.34	23.37	22.70	25.36	22.70
Tangible book value per common share	$22.12	21.64	21.05	20.05	19.37	22.12	19.37
Cash dividend per common share	$0.27	0.27	0.26	0.26	1.00	1.06	1.68

ASSET QUALITY
Gross loan charge-offs	$112	519	78	174	354	883	1,450
Recoveries	$287	180	96	79	1,042	642	3,229
Net loan charge-offs (recoveries)	$(175)	339	(18)	95	(688)	241	(1,779)
Net loan charge-offs to average loans	(0.02%)	0.05%	(0.01%)	0.01%	(0.10%)	0.01%	(0.07%)
Allowance for loan losses	$23,889	24,414	24,053	23,135	22,380	23,889	22,380
Allowance to originated loans	0.89%	0.88%	0.89%	0.89%	0.88%	0.89%	0.88%
Nonperforming loans	$2,284	2,644	3,505	4,138	4,141	2,284	4,141
Other real estate/repossessed assets	$452	243	446	396	811	452	811
Nonperforming loans to total loans	0.08%	0.09%	0.12%	0.15%	0.15%	0.08%	0.15%
Nonperforming assets to total assets	0.08%	0.08%	0.11%	0.13%	0.15%	0.08%	0.15%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$34	32	33	45	0	34	0
Construction	$0	0	0	0	0	0	0
Owner occupied / rental	$2,364	2,576	3,225	3,404	3,555	2,364	3,555
Commercial real estate:
Land development	$0	0	0	0	0	0	0
Construction	$0	0	0	0	0	0	0
Owner occupied	$326	240	642	791	1,363	326	1,363
Non-owner occupied	$0	26	26	62	0	0	0
Non-real estate:
Commercial assets	$0	0	2	207	17	0	17
Consumer assets	$12	13	23	25	17	12	17
Total nonperforming assets	2,736	2,887	3,951	4,534	4,952	2,736	4,952

NONPERFORMING ASSETS - RECON
Beginning balance	$2,887	3,951	4,534	4,952	5,800	4,952	9,403
Additions - originated loans	$30	339	26	539	1,247	934	3,972
Other activity	$135	57	34	0	0	226	51
Return to performing status	$0	(126)	0	0	0	(126)	(175)
Principal payments	$(232)	(1,014)	(512)	(382)	(1,836)	(2,140)	(5,028)
Sale proceeds	$(36)	(253)	(74)	(429)	(128)	(792)	(2,381)
Loan charge-offs	$(48)	(59)	(36)	(146)	(57)	(289)	(707)
Valuation write-downs	$0	(8)	(21)	0	(74)	(29)	(183)
Ending balance	$2,736	2,887	3,951	4,534	4,952	2,736	4,952

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$846,551	882,747	881,196	839,207	822,723	846,551	822,723
Land development & construction	$56,118	48,418	45,158	45,892	44,885	56,118	44,885
Owner occupied comm'l R/E	$579,004	567,267	556,868	551,517	548,619	579,004	548,619
Non-owner occupied comm'l R/E	$835,345	883,079	852,844	835,679	816,282	835,345	816,282
Multi-family & residential rental	$124,526	126,855	128,489	127,903	127,597	124,526	127,597
Total commercial	$2,441,544	2,508,366	2,464,555	2,400,198	2,360,106	2,441,544	2,360,106
Retail:
1-4 family mortgages	$339,749	346,095	335,618	316,315	307,540	339,749	307,540
Home equity & other consumer	$75,374	78,552	81,320	83,126	85,439	75,374	85,439
Total retail	$415,123	424,647	416,938	399,441	392,979	415,123	392,979
Total loans	$2,856,667	2,933,013	2,881,493	2,799,639	2,753,085	2,856,667	2,753,085

END OF PERIOD BALANCES
Loans	$2,856,667	2,933,013	2,881,493	2,799,639	2,753,085	2,856,667	2,753,085
Securities	$352,657	363,535	365,926	355,878	353,388	352,657	353,388
Other interest-earning assets	$180,469	144,263	92,750	168,572	10,482	180,469	10,482
Total earning assets (before allowance)	$3,389,793	3,440,811	3,340,169	3,324,089	3,116,955	3,389,793	3,116,955
Total assets	$3,632,915	3,710,380	3,576,139	3,551,754	3,363,907	3,632,915	3,363,907
Noninterest-bearing deposits	$924,916	967,189	918,581	857,734	889,784	924,916	889,784
Interest-bearing deposits	$1,765,468	1,799,902	1,700,628	1,753,240	1,573,924	1,765,468	1,573,924
Total deposits	$2,690,384	2,767,091	2,619,209	2,610,974	2,463,708	2,690,384	2,463,708
Total borrowed funds	$506,301	517,523	543,098	544,566	513,220	506,301	513,220
Total interest-bearing liabilities	$2,271,769	2,317,425	2,243,726	2,297,806	2,087,144	2,271,769	2,087,144
Shareholders' equity	$416,561	407,200	400,117	383,729	375,249	416,561	375,249

AVERAGE BALANCES
Loans	$2,871,674	2,903,161	2,848,343	2,787,430	2,706,617	2,853,021	2,628,907
Securities	$362,347	363,394	357,718	354,459	343,597	359,512	343,886
Other interest-earning assets	$176,034	118,314	94,616	67,915	30,564	114,527	69,559
Total earning assets (before allowance)	$3,410,055	3,384,869	3,300,677	3,209,804	3,080,778	3,327,060	3,042,352
Total assets	$3,650,087	3,622,168	3,529,598	3,441,774	3,312,648	3,561,645	3,272,637
Noninterest-bearing deposits	$948,602	930,851	875,645	852,247	905,065	902,180	863,384
Interest-bearing deposits	$1,759,377	1,741,563	1,719,433	1,668,563	1,579,632	1,722,535	1,633,150
Total deposits	$2,707,979	2,672,414	2,595,078	2,520,810	2,484,697	2,624,715	2,496,534
Total borrowed funds	$509,932	529,590	530,802	532,864	434,365	525,745	390,193
Total interest-bearing liabilities	$2,269,309	2,271,153	2,250,235	2,201,427	2,013,997	2,248,280	2,023,343
Shareholders' equity	$410,593	403,350	389,133	376,103	370,175	394,913	370,796